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SOUTHWEST AIRLINES REPORTS JANUARY TRAFFIC

DALLAS, TEXAS – February 7, 2012 – Southwest Airlines Co. (NYSE: LUV) today reported January 2012 combined traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, the Company is providing combined traffic results for Southwest Airlines and AirTran for periods prior to the acquisition date.  See the accompanying tables for combined results.
                The Company flew 7.4 billion revenue passenger miles (RPMs) in January 2012, compared to 7.6 billion combined RPMs flown in January 2011, a decrease of 2.7 percent.  Available seat miles (ASMs) decreased 0.7 percent to 9.9 billion from the January 2011 combined level of 10.0 billion.  The load factor for January 2012 was 74.3 percent, compared to the combined load factor of 75.8 percent in January 2011.  For January 2012, passenger revenue per ASM (PRASM) is estimated to have increased approximately seven percent as compared to January 2011’s combined PRASM.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	JANUARY
	2012	2011	CHANGE

Revenue passengers carried	7,988,962	8,205,687	(2.6)%

Enplaned passengers	9,770,133	10,007,048	(2.4)%

Revenue passenger miles (000)	7,381,309	7,586,886	(2.7)%

Available seat miles (000)	9,938,578	10,013,613	(0.7)%

Load factor	74.3%	75.8%	(1.5	) pts.

Average length of haul	924	925	(0.1)%

Trips flown	109,994	111,141	(1.0)%

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